EXHIBIT 5.1
                                                              -----------


                                 November 22, 2000


   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        RE:  NORTHWESTERN CORPORATION -- REGISTRATION OF
             COMMON STOCK, $1.75 PAR VALUE PER SHARE, ON FORM S-3
             ----------------------------------------------------

   Ladies and Gentlemen:

        I am Vice President-Legal Administration of NorthWestern Corporation, a Delaware corporation ("NorthWestern"), and have served in that capacity in connection with NorthWestern's filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by NorthWestern of 212,895 shares of its common stock, $1.75 par value (together with the related common stock purchase rights, the "Common Stock"), which may be offered and sold by certain selling stockholders of NorthWestern, as more fully described in the Registration Statement.

        In this connection, I have examined such documents and have made such factual and legal investigations as I have deemed necessary or appropriate in order to enable me to render the opinion contained herein.

        Based on the foregoing, it is my opinion that the Common Stock has been duly authorized and, when issued to the selling stockholders prior to the effective date of the Registration Statement, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 By: /s/ Alan D. Dietrich
                                    --------------------------------
                                     Alan D. Dietrich